Exhibit (h)(9)

Securities Lending Agency Agreement

This agreement (“Agreement”) is dated as of December 18, 2018, between BMO Harris Bank N.A. (“Lending Agent”), and ProFunds (“Client”) on behalf of each fund identified in Exhibit A hereto, severally and not jointly (each, a “Fund”).

WHEREAS, Client has determined that securities loan transactions are suitable for Client and that Client has the financial resources for such transactions;

WHEREAS, Client desires to authorize Lending Agent, as its agent, to lend certain of Client’s securities held by UMB Bank, N.A. (“Custodian”) to certain borrowers approved by Lending Agent or its affiliates, against a pledge of collateral;

NOW, THEREFORE, the parties agree as follows:

1.    Appointment of Agent

(a)    Until this Agreement is terminated pursuant to Section 11, Lending Agent is authorized and agrees to act as Client’s agent to lend Client’s securities held by the Custodian. Securities shall be lent in accordance with Client’s Securities Lending Guidelines and such additional written guidelines that Client provides to Lending Agent from time to time. Lending Agent may not loan those securities which Client or Client’s investment adviser specifically identify in written notices to Lending Agent should not be loaned, whether because the securities have been sold or otherwise. Lending Agent shall have no authority or responsibility for determining whether any of Client’s securities should be excluded from the lending program. The securities may be loaned on such terms as Lending Agent and the borrower shall negotiate, to such borrowers as appear on Lending Agent’s approved list of borrowers. Lending agent shall provide Client with a copy of the approved list of borrowers and any amendments thereto. Lending Agent is further authorized to terminate any loan at any time in its sole discretion. Lending Agent shall be authorized as Client’s agent to sign agreements with borrowers, ownership or other certificates as may be required by the Internal Revenue Service or any other regulatory authorities, and to take any other actions necessary or desirable to effect such loans and/or the investment of any collateral received for such loans. Lending Agent is further authorized to identify Client as the principal in securities lending transactions to potential borrowers and applicable governmental, regulatory and taxing authorities. All loaned securities that are either (a) transferred to/from the Client’s account at the Custodian from/to the Client’s loan account held by the Lending Agent or (b) transferred to/from the Client’s loan account held by the Lending Agent from/to the Client’s account at the Custodian, and all collateral and any earnings from the investment thereof or proceeds from the sale thereof, held in the Client’s loan account by the Lending Agent, shall be received, held and administered by the Lending Agent in its capacity as custodian to the Client pursuant to Section 21 for the benefit of the Client.

(b)    Client acknowledges that Lending Agent acts as agent for other securities lending clients (collectively, the “Securities Lending Program”) who may hold some of the same securities as Client may hold and, accordingly, that any given loan to a borrower may be comprised of securities owned by several of Lending Agent’s clients. Client agrees that Lending Agent shall reasonably allocate such loans among Lending Agent’s clients by such equitable methods as

Lending Agent deems appropriate, but that Lending Agent shall have no obligation to include Client in any such allocation. Lending Agent does not represent or warrant that any amount or percentage of Client’s securities will, in fact, be loaned.

(c)    Client represents and covenants that: (i) the securities subject to loans under this Agreement are free and clear of all liens, claims, security interests and encumbrances; and Client has and will have the right, power and authority to lend those securities under this Agreement; (ii) the assets subject to this Agreement are not plan assets under the Employee Retirement Income Security Act of 1974, or the Internal Revenue Code of 1986, each as amended; (iii) the execution, delivery and performance of this Agreement are within Client’s powers, have been and remain duly authorized by all necessary action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Client; (iv) no consent of any applicable governmental authority or body is necessary for Client to execute and lend securities under this Agreement, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; (v) this Agreement constitutes a legal, valid and binding obligation, enforceable against Client in accordance with its terms; and (vi) the tax identification number for each Fund is listed next to its name in Exhibit A to this Agreement.

(d)    Lending Agent represents and covenants that: (i) the execution, delivery and performance of this Agreement are within Lending Agent’s powers, have been and remain duly authorized by all necessary action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Lending Agent; (ii) no consent of any applicable governmental authority or body is necessary for Lending Agent to execute this Agreement and fulfill its obligations under this Agreement, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; (iii) this Agreement constitutes a legal, valid and binding obligation, enforceable against Lending Agent in accordance with its terms; and (iv) Lending Agent represents that it satisfies the requirements of Section 17(f)(1)(A) of the Investment Company Act of 1940, as amended (the “1940 Act”), for serving as a custodian of a registered investment company.

(e)    In effecting securities loans and managing the associated collateral, Lending Agent may appoint BMO Asset Management Corp. or another affiliate as Lending Agent’s agent, but any such appointment shall not relieve Lending Agent of its obligations under this Agreement.

(f)    Client agrees to take any and all steps reasonably necessary and as may be reasonably requested by Lending Agent from time to time to ensure that Custodian agrees to and acts in compliance with the Client’s obligations under this Agreement and any securities loan agreement outstanding during the term of this Agreement.

(g)    Lending Agent hereby acknowledges receipt of Client’s Security Lending Guidelines and Client’s additional written guidelines. Client shall promptly notify Lending Agent in writing (which may include an email to Client’s relationship manager at Lending Agent) of any changes in the Security Lending Guidelines and/or Client’s additional written guidelines. Lending Agent acknowledges and agrees that it shall only lend securities on behalf of the Funds in accordance with the Securities Lending Guidelines and such additional written guidelines that Client provides to Lending Agent from time to time.

2.    Remuneration

Lending Agent shall pay Client a fee for each loan equal to 80% (20% shall be retained by Lending Agent as its compensation) of (1) in the case of loans collateralized by securities (and not cash) the fee paid by the borrower to Lending Agent with respect to each loan, and (2) in the case of loans collateralized by cash, the difference between (i) the net realized income, if any, derived from investments of the cash collateral, as invested as set forth in Section 6(c), minus (ii) the borrower’s rebate and any other reasonable and actual allocable fees and expenses (including without limitation overdraft, transaction and execution charges and expenses).

3.    Statements of Loan Activity and Fees; Records

(a)    Lending Agent shall send Client a monthly report of securities lending activity, which report shall include the amounts loaned and the fees earned by each Fund, as well as such other information as the Client may reasonable request.

(b)     Acting as agent for the funds, Lending Agent shall maintain such records relating to its activities under this Agreement as required of investment companies to be maintained by Rule 31a-1 under the 1940 Act, and to preserve them for the periods prescribed in Rule 31a-2 under the 1940 Act. These records shall be open for inspection by duly authorized officers, employees or agents (including independent public accountants) of the Client during normal business hours of the Lending Agent.

4.    Distributions and Voting on Loaned Securities

(a)    All borrowers shall be required to pay or otherwise deliver to Lending Agent all payments in respect of interest payments, dividends, or other distributions received with respect to the borrowed securities (“Substitute Payments”). Except as provided in (b) below, such payments shall be credited promptly by Lending Agent to Custodian for further credit to Client’s account promptly following receipt by Lending Agent of such payments from the borrower. Lending Agent will undertake to convert any payments received in a foreign currency only upon the written instructions of Client. All costs of such currency conversions shall be the sole responsibility of, and shall be borne by, Client, and shall be debited from the proceeds of the currency conversion prior to remitting to Custodian for further credit to Client’s account. In the absence of written instructions as provided herein, all such payments shall be remitted to Custodian for further credit to Client’s account in the currency in which the payments are received. Client authorizes Lending Agent to pay, provided that the borrower is not in default under its agreement with Lending Agent, to the borrower all interest payments received by Lending Agent on Government Securities held by Lending Agent as collateral for loans made pursuant to this Agreement.

(b)    Any noncash distribution on loaned securities including a stock split or a stock dividend, shall be added to the loan or returned to the Lending Agent (for further delivery to Custodian, if applicable) as of the date such noncash distribution is received by the borrower.

(c)    Client acknowledges that Client cannot vote securities that are on loan on the applicable record date for such securities and that Lending Agent shall not have any responsibility in connection with any voting of such securities.

(d)    Client further acknowledges that payments that Client receives under (a) above in substitution for interest or dividends will be taxed differently than if Client had received the interest or dividend payments directly. Client has made its own determination as to the tax treatment of any securities loan transaction undertaken pursuant to this Agreement and of any dividends, distributions, remuneration or other funds received under this Agreement. Client will indemnify, release and hold Lending Agent harmless for the full amount of any taxes deducted, withheld or otherwise paid by Lending Agent on Client’s behalf to a relevant taxing authority, whether or not such taxes were correctly or legally asserted by the tax authority. Client will indemnify and reimburse Lending Agent immediately upon Lending Agent’s written request for any such taxes deducted, withheld or otherwise paid at the time initially assessed as well as upon any final determination by a taxing authority if the amount so finally determined is greater than the amount initially assessed. If Lending Agent has not received Client’s indemnity and reimbursement payments within 45 days after the date of Lending Agent’s written request, then Lending Agent may request that the Custodian deduct the amount of the requested reimbursement from one or more of Client’s accounts held at the Custodian. Lending Agent shall have no obligation to contest Client’s liability for any tax, but if the taxing authority determines that the tax was not correctly or legally asserted and refunds such tax to Lending Agent, Lending Agent will return such refunded tax to Client with any interest received from the relevant tax authority.

(e)    If any Substitute Payments are not received by Lending Agent from the borrower by the expiration of the applicable delivery period specified in Lending Agent’s agreement with the borrower, Lending Agent shall promptly notify Client and Custodian of such fact and shall take all actions on Client’s behalf and at Client’s expense that Lending Agent deems appropriate to secure the payment. Lending Agent may exercise, on Client’s behalf, all rights of Client that it may have against the borrower.

(f)    If any installment, call or rights issue becomes payable on or in respect of any loaned securities, Lending Agent shall use reasonable efforts to comply with any written instructions that Client or Custodian provides to Lending Agent at least three full business days in advance of the applicable deadline for responding, but Lending Agent shall not be required to make any payment in connection with any such installment, call or rights issue unless Client has first provided Lending Agent with the funds to make such payment. Client will indemnify, release and hold Lending Agent harmless for the failure of Client, Custodian or their representatives to provide appropriate timely instructions for responding to any such installment, call or rights issue.

5.    Recalls of Securities by Client

(a)    Client may instruct Lending Agent to terminate any loan in whole or in part at any time in its sole discretion by giving Lending Agent written notice thereof (a “Recall Notice”). Lending Agent shall thereupon promptly recall the securities from the borrower (the “Recalled Securities”), within the recall period specified by Lending Agent’s agreement with the borrower, which shall not be later than the second business day (but, in the case of Government Securities, the first business day) following the business day on which Lending Agent gives a notice recalling the securities from the borrower (the “Recall Period”). If, on the day Lending Agent receives the Recall Notice, (i) the borrower is closed for business, (ii) the principal market for the loaned securities is closed for trading or (iii) the Recall Notice is received after 4:00 p.m. Central time, the Recall Period will commence on the next business day on which both the borrower and the principal trading market are open.

(b)    Client agrees to provide, or cause Custodian to provide, a Recall Notice with respect to any loaned securities that Client sells no later than 4:00 p.m. Central time on the trade date for such sale.

(c)    If any Recalled Security is not returned by a borrower by the expiration of the applicable Recall Period, Lending Agent shall notify Client or Custodian of such fact. Subject to Section 7, Lending Agent shall take all steps which Lending Agent deems appropriate to secure the prompt return of the securities pursuant to Lending Agent’s agreement with the borrower (which may include the liquidation of collateral and the purchase of replacement securities).

(d)    If the Recall Notice causes the termination of a loan and Lending Agent is unable to deliver to a borrower substitute securities owned by another participant in the Securities Lending Program, then, any interest penalties charged by the borrower or other costs incurred as a result of such termination shall be borne by Client; otherwise, Client shall not be responsible for penalties or costs charged by a borrower for early termination of a securities loan. In addition and as more fully described in Section 6, Client shall also be responsible for any losses on the investment of cash collateral, whether or not the loan is terminated in response to Client’s action or direction.

6.    Collateral

(a)    Prior to or simultaneously with the delivery of Client’s securities to a borrower, Lending Agent shall obtain from the borrower and hold on Client’s behalf initial collateral having a market value not less than (i) 102% of the market value of domestic U.S. loaned securities, (ii) 105% of the market value of foreign loaned securities or (iii) such other percentage of the market value of the loaned securities (not less than 100%) agreed to by Client in writing (the “Initial Margin Requirement”). The collateral shall consist of (i) cash or (ii) securities issued or guaranteed by the United States Government or its agencies or instrumentalities (“Government Securities”).

(b)    Lending Agent will mark to market loaned securities and collateral (if the collateral is represented by Government Securities) on a daily basis, and if at the close of trading on any business day, the market value of the collateral held by Lending Agent for loans made to any one borrower is less than 100% of the market value of the loaned securities, Lending Agent shall request from such borrower pursuant to Lending Agent’s agreement with the borrower such additional collateral so that the market value of the collateral is not less than the Initial Margin Requirement. Client understands that Lending Agent may be obligated to release collateral in excess of the Initial Margin Requirement to the borrower when so required by Lending Agent’s agreement with the borrower. Client expressly acknowledges and agrees that, for purposes of this Agreement, the market value of cash collateral shall be deemed to mean the principal amount of the cash collateral actually delivered by the borrower to Lending Agent and not the market value of the investments purchased with such cash collateral.

(c)    Client directs Lending Agent to invest, on Client’s behalf and for Client’s account, any cash collateral received from a borrower as set forth in Exhibit B to this Agreement, as amended from time to time (the “Authorized Investments”). Client agrees that it will execute such additional documentation, including but not limited to a private placement subscription agreement, if applicable, and other investment documentation as may be required to invest in the Authorized Investments. Client understands that in addition to the services provided to Client by Lending Agent, Lending Agent may provide services in connection with the Authorized Investments. Client further understands that Lending Agent may receive fees from the Authorized Investments or from entities affiliated with such Authorized Investments, which fees are calculated with reference to the amount of assets of Lending Agent clients as a whole that are invested in an Authorized Investment. Client directs that any such fees as are calculated with reference to collateral invested pursuant to this Agreement shall be treated as net realized income from collateral investments, as described in Section 2. If agreed upon by Client and Lending Agent, such Authorized Investments may include investments issued or advised by, purchased through or entered into with Lending Agent or its affiliates and customers of Lending Agent or its affiliates for whom Lending Agent or an affiliate acts in any capacity, and Client authorizes Lending Agent to purchase or sell Authorized Investments to or from Lending Agent or its affiliates or other accounts held or managed by Lending Agent or its affiliates.

(d)    Client acknowledges that cash collateral is invested at Client’s risk and that Lending Agent does not warrant the rate of return on or guarantee the safety of such investments. Client further acknowledges that Lending Agent has no liability for purchasing or retaining any investment that at the time of purchase was an Authorized Investment. Client understands the risk of loss that may be entailed with the investment of collateral, has determined that the Authorized Investments are appropriate and suitable investments in light of Client’s investment objectives and expressly approves such Authorized Investments. Client accepts all investment risk (including without limitation interest rate, market, credit and liquidity risk) associated with any funds or instruments purchased or entered into with the cash collateral.

(e)    A “Cash Collateral Deficiency” occurs if, upon termination of any loan, whether pursuant to a Recall Notice, a termination of this Agreement or a termination of a loan as a result of the expiration of the term thereof or by action of the borrower or Lending Agent, the cash collateral held by Lending Agent for Client’s account is less than the amount required to be returned to the borrower under Lending Agent’s agreement with the borrower (whether due to losses realized on the sale of instruments purchased with the cash collateral, or otherwise). Any such actual Cash Collateral Deficiency is solely the responsibility of Client. Lending Agent shall have no responsibility for any losses or actual Cash Collateral Deficiencies with respect to any collateral or investments under this Agreement, and Client hereby indemnifies and holds harmless Lending Agent from such responsibility. If Lending Agent believes that a Cash Collateral Deficiency has occurred, Lending Agent will notify Client of such Cash Collateral Deficiency. If the Lending Agent and Client agree that there is in fact a Cash Collateral Deficiency in the Client’s account, Lending Agent may request Client to transfer sufficient cash or other acceptable assets to the Client’s account at the Lending Agent in the amount of such agreed Cash Collateral Deficiency. If after five (5) business days following the receipt of such notice of an agreed Cash Collateral Deficiency Client fails to transfer sufficient cash or other acceptable assets to the Client’s account at the Lending Agent in the amount of any such agreed Cash Collateral Deficiency, Client hereby authorizes Lending Agent upon contemporary notice to Client to obtain such amounts directly from Custodian, out of Client’s accounts.

7.    Replacement of Securities

(a)    Except as provided in Section 5(a), in the event that any loan is terminated by the Lending Agent or as a result of a Recall Notice and the loaned securities or any portion thereof shall not have been returned to Lending Agent by or on behalf of the borrower within the time specified by Lending Agent’s agreement with the borrower, Lending Agent shall at its expense (i) within two (2) business days after the expiration of the Recall Period, replace the loaned securities (or any portion thereof not so returned) with a like amount of the loaned securities of the same issuer, class and denomination, and hold Client harmless from any brokerage commission and fees, incurred by Lending Agent in the purchase of such replacement securities or (ii) credit Client’s account with an amount of cash equal to the Market Value (as defined below) of such unreturned loaned securities determined at the close of business as of the date on which the loaned securities should have been returned (the “Return Date”). The Market Value of loaned securities will be determined as follows: for equity securities traded on a national securities exchange, including NASDAQ, at the last sale price or official closing price reported on the exchange on which the security is principally traded; in the absence of recorded sales for equity securities, at the mean of the last bid and asked prices as furnished by an independent pricing service; for Government Securities, listed corporate bonds, other fixed income and asset backed securities and unlisted securities, at the mean of the last bid and asked prices as furnished by an independent pricing service for the business day preceding the date of determination (or, if not so quoted on such day, the next preceding day on which they were so quoted) except that fixed income securities with remaining maturities of 60 days or less will be valued at amortized cost; for securities principally traded on markets outside the United States the Market Value will be the last sale price on the principal exchange on which the securities are traded, or if there was no sale on that date, the last sale price on the next preceding day on which there was such a sale. The foreign exchange rate used to calculate the Market Value of foreign securities not denominated in U.S. dollars shall be the foreign exchange rate quoted by the Lending Agent or its affiliates at the close of business in New York on the preceding day. The Market Value of securities for which market quotations are not readily available will be derived from an independent pricing service or from prices or rates bid by a dealer chosen in good faith by the Lending Agent or its affiliates.

(b)    Lending Agent may but shall not be obligated to exercise, on Client’s behalf, all rights that Client may have against the borrower. In the event that Lending Agent shall be required to make any payment, whether in cash or in replacement securities, to Client or shall incur any loss or expense pursuant to (a) above, it shall, to the extent of such payment or loss or expense, be subrogated to, and succeed to, all of Client’s rights against the borrower and to the collateral involved. Client shall contemporaneously with any such payment to Client by Lending Agent surrender all rights to such collateral and Lending Agent shall have the sole authority to dispose of such collateral. Client agrees to execute any and all documents and instruments reasonably requested by Lending Agent, and Client further agrees to render reasonable assistance to assist Lending Agent in pursuing any claim to which Lending Agent succeeds or becomes subrogated.

(c)    Except as provided in this Section 7, Lending Agent shall have no liability to Client for any failure of a borrower to return loaned securities.

8.    Indemnification and Reimbursement

(a)    In addition to any other indemnification required by this Agreement, Client agrees to indemnify Lending Agent and to hold Lending Agent harmless from any liabilities, losses, costs or expenses (including reasonable attorneys’ fees) which Lending Agent may incur in connection with this Agreement or the transactions contemplated hereby, including a breach of any representation in Section 12; provided that such indemnification shall not extend to liabilities, losses, costs or expenses to the extent that such liabilities, losses, costs or expenses are found by a final judgment of a court of competent jurisdiction to have resulted from Lending Agent’s own bad faith, willful misconduct or negligence in the performance of its services pursuant to this Agreement or arising from Lending Agent’s breach of this Agreement.

(b)    In addition to any other indemnification required by this Agreement, Lending Agent agrees to indemnify Client and to hold Client harmless from any liabilities, losses, costs or expenses (including reasonable attorneys’ fees) which Client may incur in connection with a breach of any representation in Sections 1(d), 13 and 21(a).

(c)    Client agrees that Lending Agent’s duties and responsibilities shall only be those expressly set forth herein. With respect to questions of law, Lending Agent may consult with qualified counsel experienced in securities lending matters and be fully protected with respect to any action taken or omitted to be taken in good faith and in conformity with the advice of such counsel. Client understands that Lending Agent will act solely as agent in securities lending transactions contemplated by this Agreement. Lending Agent does not guarantee the performance of or assume any liability for any obligations of Client or any borrower.

(d)    Client agrees that Lending Agent may rely on any certificate, statement, request, consent, agreement or other instrument which it believes to be genuine and to have been signed or presented by a proper person or persons.

(e)    Notwithstanding anything in Section 7 or elsewhere herein to the contrary, in no event shall either party be liable to the other party or any third party for special, indirect or consequential damages or lost profits or loss of business arising out of or in connection with this Agreement or any securities loan, even if such party is previously informed of the possibility of such damages.

(f)    The provisions of this Section 8 shall survive termination of this Agreement.

9.    Lending Agent’s Other Relationships with Borrowers

Client acknowledges that Lending Agent and/or its affiliates may, for its own account or in a fiduciary capacity, be a creditor of, or generally engage in any kind of commercial or investment banking business with, a borrower to whom Lending Agent has lent Client’s securities.

10.    Notices

(a)    All notices under this Agreement, except with respect to Recall Notices which shall be sent in accordance with Section 10(b), shall be in writing and sent by mail addressed as set forth below, or sent by email to Client’s relationship manager at Lending Agent; provided, however, that any such notices sent by email shall be effective only when Lending Agent’s receipt of that email is evidenced by an email acknowledgement sent from Lending Agent to Client:

If to Lending Agent:

BMO Harris Bank N.A.

111 East Kilbourn Avenue, Suite 200

Milwaukee, WI 53202

Attention: Securities Lending

If to Client:

ProFunds

7501 Wisconsin Avenue, Suite 1000E

Bethesda, MD 20814

Attn: General Counsel

Telephone: +1-240-497-6400

Fax: +1-301-634-4323

E-mail: generalcounsel@proshares.com

(b)    All Recall Notices under this Agreement shall be in writing and sent by mail or facsimile or by email conveying a copy of a signed document in PDF format, addressed as follows:

BMO Harris Bank N.A.

BMO Securities Lending

111 E. Kilbourn Ave, Ste 200

Milwaukee, WI 53202

Email: bmogam.sloperations@bmo.com

Facsimile No.: (414) 220-5784

Unless otherwise provided in Section 10(a), notices delivered in accordance with this Agreement shall be effective upon receipt. The addresses indicated above for either party may be changed by prior written notice to the other party.

11.    Termination

(a)    The Client may terminate this Agreement in whole or with respect to a particular Fund without penalty by giving not less than five (5) business days’ written notice to Lending Agent. Termination of this Agreement with respect to one Fund shall not constitute a termination of this Agreement with respect to the other Funds. Lending Agent may terminate this Agreement in whole or with respect to a particular Fund without penalty by giving not less than thirty (30) days’ written notice to Client. Such termination shall be effective on the date specified therein, provided that such termination notice shall not constitute a notice pursuant to Section 5 unless so specified by such party, and further provided that this Agreement shall continue with respect to such Fund until all outstanding loans are terminated and all obligations under this Agreement are satisfied.

(b)    Upon termination of this Agreement, Lending Agent agrees to cooperate in the execution of documents and performance of other actions necessary or desirable in order to facilitate the succession of a new lending agent for the Client. Lending Agent agrees to transfer each Fund’s books and records, Assets, cash and other property in accordance with Client’s instructions. For purposes of clarification, Lending Agent shall not charge the Client or any successor lending agent any fees or expenses associated with delivering each Fund’s books and records, Assets, cash and other property held by it as custodian or Lending Agent. The provisions of this Section 11(b) shall survive termination of this Agreement.

12.    Client Representations

Client makes the following representations and warranties that shall be continuous in nature, and if at any time Client becomes aware that any of the following representations are inaccurate or cease to be true, Client shall immediately notify Lending Agent:

(a)	Client has received and reviewed, prior to the execution of this Agreement, a list of approved borrowers.

(b)	Client has received all information that it has requested or that it believes is necessary to determine whether to enter into this Agreement.

(c)

Client acknowledges that it has been given the opportunity to review the terms and conditions of this Agreement and that the party executing this Agreement has (A) carefully considered the advisability of lending securities, including a consideration of the risks; (B) determined that lending securities under the terms of this Agreement is prudent; and (C) determined, after due deliberation and based solely upon independent investigations, that the lending of securities is legal and permissible in all respects for Client.

13.    Lending Agent Representations

Lending Agent makes the following representations and warranties that shall be continuous in nature, and if at any time Lending Agent becomes aware that any of the following representations are inaccurate or cease to be true, Lending Agent shall immediately notify Client:

(a)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;

(b)	This Agreement has been duly authorized, executed and delivered by Lending Agent, and constitutes a valid and legally binding obligation of Lending Agent, enforceable in accordance with its terms;

(c)	It is conducting its business in substantial compliance with all applicable laws and requirements, both state and federal;

(d)	It has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; and

(e)

It has in place and shall maintain physical, electronic and procedural safeguards reasonably designed to protect the availability, security, confidentiality and integrity of, and to prevent unauthorized access to or use of, any and all assets, books, records and information related to the Client.

14.    Governing Law and Legal Proceedings

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflicts of laws principles thereof) and applicable federal law.

(b)    Any legal action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the courts of the State of New York or the courts of the United States of America located in the State of New York, and Client hereby irrevocably consents to service of process in any said action or proceeding in any of such courts. Client hereby waives, in relation to any such action or proceeding, any defense to any action or proceeding based on venue or that the action has been brought in an inconvenient forum. Lending Agent and Client hereby irrevocably waive any right that they may have to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

15.    Force Majeure

Notwithstanding any other provision contained herein, neither party shall not be liable for any action taken, or any failure to take any action required to be taken under this Agreement or otherwise to fulfill its obligations under this Agreement due to forces beyond its reasonable control, and which adversely affect its performance of its obligations and duties hereunder, including acts of governmental authorities, war, insurrection, riot, revolution, sabotage, terrorism or civil commotion; acts of God, accident, fire, water damage, explosion, hurricane or earthquake; mechanical breakdown, computer or system failure or computer virus, failure or malfunctioning of any communications media for whatever reason; interruption (whether partial or total) of power supplies or other utility or service; strike or other stoppage (whether partial or total) of labor; any law, decree, regulation or order of any government or governmental body (including any court or tribunal); or any other cause (whether similar or dissimilar to any of the foregoing) whatsoever beyond its reasonable control.

16.    Exclusivity

During the term of this Agreement Client agrees not to lend any of a Fund’s securities covered by this Agreement, except pursuant to this Agreement.

17.    Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not be assignable or delegable by either party without the written consent of the other party, provided that the Lending Agent may assign this Agreement, or its rights or obligations hereunder, to any affiliate that is authorized under Section 17(f) of the 1940 Act and the rules thereunder to hold assets for a registered investment company.

18.    Confidential Information.

(a) During the term of this Agreement Lending Agent will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over Lending Agent’s business, or with the consent of Client.

(b) “Confidential Information” means and includes all non-public information concerning Lender and the lending arrangements made in connection with this Agreement which Lending Agent receives or becomes aware of in the course of providing services under this Agreement. The term Confidential Information does not include (i) information that is or becomes available to the general public by means other than Lending Agent’s breach of the terms of this Agreement, (ii) information that Lending Agent develops independently without using the Lender’s confidential information, (iii) information that Lending Agent obtains on a non-confidential basis from a third party, unless Lending Agent knew or should have known that such third party owed an obligation of confidence to the Lender with respect to that information, or (iv) information that the Lender has designated as non-confidential or consented in writing to be disclosed.

(c) Client authorizes Lending Agent to disclose Confidential Information to (i) any subcontractor, agent, or Borrower, Lending Agent reasonably believes it is reasonably required to disclose such Confidential Information to in connection with its provision of relevant services under this Agreement; (ii) its professional advisors, auditors or public accountants, so long as such entities are bound to keep such Confidential Information confidential by confidentiality agreements substantially similar to this Agreement; (iii) any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

(d)    Lending Agent agrees to notify Client promptly upon discovery of any unauthorized use or disclosure of the Confidential Information, and will reasonably cooperate with Client to help regain possession of the Confidential Information and prevent any further unauthorized use of the Confidential Information.

(e)    The provisions of this Section 18 shall survive for two (2) years after the termination of this Agreement.

19.    Miscellaneous

(a)     This Agreement constitutes the entire agreement of the parties with respect to Lending Agent’s acting as Client’s agent in connection with the loan of Client’s securities which Client has placed in custody with Custodian, and supersedes all prior understandings, written or oral, or any previous agreement with respect thereto. Client must bring any claim arising out of or related to this Agreement no later than one year after the claim has accrued. Lending Agent’s books and records (whether on paper, microfilm, microfiche, by electronic or magnetic recording or any other mechanically reproducible form or otherwise) shall be deemed to constitute, in the absence of manifest error, sufficient evidence of the facts stated therein and of any obligations of the parties hereto. Neither party shall be bound by any modifications of this Agreement unless it has so agreed in writing.

(b)    The Client has executed one instrument for convenience only. Each Fund shall be a separate lender for purposes of this Agreement and any loans made pursuant to this Agreement. The parties acknowledge and agree that the obligations of each Fund hereunder, including any obligations with respect to indemnification or set off, are several and not joint and, that no Fund shall be liable for any amount owing by another Fund, or the Client on behalf of another Fund. Lending Agent shall not be entitled to set off amounts owed by one Fund against amounts owed by another Fund or the Client on behalf of any Fund. The obligations of any Fund are not binding upon any of the trustees or shareholders of the Fund individually, but are binding only upon the assets and property of such Fund. The provisions of this Section 19(b) shall survive termination of this Agreement.

20.    Waiver

The failure by either party to insist upon strict adherence by the other party to any term of this Agreement, or a party’s failure to provide notice to the other party or to demand payment or performance by the other party of any obligation under this Agreement on any occasion or occasions shall not be considered a waiver by such party or deprive such party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement or to demand payment or performance by the other party of any of its obligations under this Agreement.

21.    Custody

(a)    For the limited purpose of holding safely cash and/or securities received by Lending Agent from or on behalf of Client from time to time pursuant to the terms of this Agreement, including cash or securities received as collateral from borrowers in connection with securities loans and/or cash or securities received in connection with the reinvestment of such collateral (collectively, “Assets”), Client hereby appoints Lending Agent to serve as Client’s custodian, subject to the terms and provisions of this Agreement. The Lending Agent hereby accepts its appointment as custodian of Client to keep safely Client’s cash and securities delivered to Lending Agent, and Lending Agent agrees to perform the related services in accordance with the standard of care described below. Lending Agent agrees to make available to Client upon request any records (e.g., confirmation of each transfer of securities, monthly summary of all transfers to or from the Funds’ accounts, and such other reporting on such frequency as the Client may reasonably request) relating to its serving as custodian hereunder and to preserve for Client for such periods of time as are required by Rule 31a-2 under the 1940 Act such records as are required to be maintained by Rule 31a-1 under the 1940 Act. The provisions of this Section 21(a) shall survive termination of this Agreement.

(b)    In performing its duties and obligations as Client’s custodian, Lending Agent shall use the reasonable care and diligence that a professional custodian of assets of management investment companies registered under the 1940 Act would observe in these affairs. Lending Agent shall maintain books and records segregating the Assets of each Fund from the Assets of any other Fund. Lending Agent shall segregate on its books all Assets from assets belonging to Lending Agent and its other clients. Lending Agent shall maintain complete and accurate records with respect to securities and other assets held for the account of Client and as required by the rules and regulations of the SEC applicable to investment companies registered under the 1940 Act. All transactions in any Client account at Lending Agent shall be on a delivery versus payment basis. For the avoidance of doubt, the required amount of collateral shall be received from the borrower by Lending Agent prior to delivery by Lending Agent of corresponding securities being loaned by Client. In addition, Lending Agent shall confirm settlement of the return of loaned securities prior to return of collateral to the borrower. The Lending Agent may not appoint any subcustodians or agents in connection with performing Lending Agent’s duties and obligations as Client’s custodian, except with the express written consent of Client.

22.    Disaster Recovery

Lending Agent has established and is maintaining a disaster recovery plan and back-up system that is reasonably designed to ensure the Lending Agent’s continued performance of its obligations and duties under this Agreement. Upon the occurrence of any business interruption or system delay or failure Lending Agent shall use commercially reasonable efforts to resume performance as soon as practicable under the circumstances.

23.    Security-Related Policies and Procedures

Lending Agent shall provide the Client with a summary of the results of its latest SSAE-18 or equivalent control audit prepared by Lending Agent’s external auditors. Annually, Lending Agent will participate in the Client’s reasonable information security questionnaire processes. The Client may view Lending Agent’s security-related policies and procedures. Not more than once each year, Lending Agent will at the Client’s request arrange a tour of Lending Agent’s data processing facilities for the Client’s subject matter experts. Lending Agent will also permit site visits of its data processing facilities by governmental agencies with regulatory authority over the Client. In the event that the Client identifies any control deficiencies, Lending Agent will discuss such findings with the Client and if appropriate the parties shall work together to develop a mutually agreeable remediation plan. The Client may disclose Lending Agent’s SSAE-18 summary to the Client’s external auditors.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ProFunds on behalf of each Fund listed in Exhibit A hereto, severally and not jointly			BMO HARRIS BANK N.A.

By:	/s/ Todd B. Johnson		By:	/s/ Mary Ann Gobel
	Name:	Todd B. Johnson		Name:	Mary Ann Goebel
	Title:	President		Title:	Vice President

Exhibit A

Name of Fund	Tax ID
Banks UltraSector ProFund	31-1731009
Basic Materials UltraSector ProFund	31-1698607
Biotechnology UltraSector ProFund	31-1698612
Bull ProFund	31-1571167
Consumer Goods UltraSector ProFund	31-1698616
Consumer Services UltraSector ProFund	31-1697774
Europe 30 ProFund	31-1636919
Financials UltraSector ProFund	31-1698625
Health Care UltraSector ProFund	31-1698626
Industrials UltraSector ProFund	31-1697956
Internet UltraSector ProFund	31-1698628
Large-Cap Growth ProFund	22-3872006
Large-Cap Value ProFund	22-3871986
Mid-Cap ProFund	31-1783398
Mid-Cap Growth ProFund	31-1783399
Mid-Cap Value ProFund	31-1783400
Mobile Telecommunications UltraSector ProFund	31-1697955
NASDAQ-100 ProFund	31-1698672
Oil & Gas UltraSector ProFund	31-1698619
Oil Equipment, Services & Distribution UltraSector ProFund	31-1731012
Pharmaceuticals UltraSector ProFund	31-1698620
Precious Metals UltraSector ProFund	31-1697775
Real Estate UltraSector ProFund	31-1698608
Semiconductor UltraSector ProFund	31-1697946
Small-Cap ProFund	31-1783403
Small-Cap Growth ProFund	31-1783404
Small-Cap Value ProFund	31-1783405
Technology UltraSector ProFund	31-1697777
Telecommunications UltraSector ProFund	31-1697781
U.S. Government Plus ProFund	04-3632911
UltraBull ProFund	31-1571165
UltraChina ProFund	26-1667911
UltraDow 30 ProFund	04-3632934
UltraEmerging Markets ProFund	20-4445312
UltraLatin America ProFund	26-1147563
UltraMid-Cap ProFund	31-1679255

UltraNASDAQ-100 ProFund	31-1571149
UltraSmall-Cap ProFund	31-1679253
Utilities UltraSector ProFund	31-1697782
ProFund VP Asia 30	03-0415985
ProFund VP Banks	31-1737270
ProFund VP Basic Materials	31-1737272
ProFund VP Biotechnology	31-1737274
ProFund VP Bull	31-1663978
ProFund VP Consumer Goods	31-1737245
ProFund VP Consumer Services	31-1737275
ProFund VP Dow 30	20-4446175
ProFund VP Emerging Markets	20-8787175
ProFund VP Europe 30	31-1663992
ProFund VP Financials	31-1737252
ProFund VP Health Care	31-1737206
ProFund VP Industrials	31-1737212
ProFund VP Internet	31-1737216
ProFund VP Large-Cap Growth	22-3871996
ProFund VP Large-Cap Value	22-3871973
ProFund VP Mid-Cap	20-8787204
ProFund VP Mid-Cap Growth	31-1783409
ProFund VP Mid-Cap Value	31-1783410
ProFund VP NASDAQ-100	31-1737266
ProFund VP Oil & Gas	31-1737249
ProFund VP Pharmaceuticals	31-1737234
ProFund VP Real Estate	31-1737237
ProFund VP Semiconductor	31-1737238
ProFund VP Small-Cap	31-1737267
ProFund VP Small-Cap Growth	31-1783412
ProFund VP Small-Cap Value	31-1783413
ProFund VP Technology	31-1737240
ProFund VP Telecommunications	31-1737241
ProFund VP U.S. Government Plus	04-3630853
ProFund VP UltraBull	31-1663979
ProFund VP UltraMid-Cap	31-1783407
ProFund VP UltraNASDAQ-100	31-1663986
ProFund VP UltraSmall-Cap	31-1664000
ProFund VP Utilities	31-1737242

Exhibit B

Authorized Investments

Cusip	Name	Symbol
36085P205	BLACKROCK FFI PREMIER INST #318	MLPXX
09248U718	BLACKROCK LIQUIDITY T-FUND #60	TSTXX
09248U700	BLACKROCK LIQUIDITY:FEDFUND INST	TFDXX
09658L794	BMO GOVT MONEY MKT PREMIER # 604	MGNXX
147539670	CAT:GOVT&AGCY/DEUTSCHE GOVCSH INST	DBBXX
25160K207	DEUTSCHE GOVT MM SERIES/INST	ICAXX
26200X100	DREYFUS INST PREFERRED GOVT MMF/INST	DSVXX
60934N104	FEDERATED GOVT OBLIG FD IS #5	GOIXX
60934N872	FEDERATED TREASURY OBLIG FD SS #398	TOSXX
60934N500	FEDERATED TREASURY OBLIGATIONS #68	TOIXX
60934N674	FEDERATED US TREAS CASH RSV FD #632	TISXX
316175108	FIDELITY GOVERNMENT PORT -I	FIGXX
233809300	FIDELITY IMM TREAS CLASS I FD #680	FSIXX
38142B880	GOLDMAN SACHS FED FUND INST #520	FEDXX
38141W273	GOLDMAN SACHS FS GOVT FUND/INST	FGTXX
825252885	INVESCO GOVT & AGENCY PORT/INST	AGPXX
999993801	INVESCO PREMIER GOVT PORTFOLIO	IUGXX
00142W843	INVESCO PREMIER US GOVT MMP/INST	IUGXX
825252505	INVESCO STIT GOVT TAX ADV CL I	TSPXX
825252406	INVESCO STIT TREASURY PORTFOLIO CL I	TRPXX
4812C0670	JPMORGAN US GOVT MMF/CAPITAL	OGVXX
00506F105	MORGAN STANLEY ACTIVE ASSETS GOVT TRST	AISXX
52470G791	WESTERN ASSET INST GOVT RES/INST	INGXX